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                                                                      EXHIBIT 10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 8 to the Registration Statement of the Commonwealth Annuity Separate Account A of Commonwealth Annuity and Life Insurance Company on Form N-4 of our report dated March 31, 2016 relating to the financial statements of Commonwealth Annuity and Life Insurance Company, and our report dated April 15, 2016 relating to the financial statements of Commonwealth Annuity Separate Account A of Commonwealth Annuity and Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Experts" in such Statement of Additional Information.



Boston, Massachusetts
April 25, 2016